AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Arthur H. Tinkelenberg

AGREEMENT amended and restated as of July 21, 2014 (the “Amendment Date”) but deemed effective as of July 1, 2010 (the “Effective Date”), between Enumeral Biomedical Corp., a Delaware Corporation (including its affiliates, where applicable as the case may be, the “Company”), and Arthur H. Tinkelenberg of 395 Schlomann Drive, Oradell, NJ 07649 (“Executive”).

RECITALS

A.           The Company is engaged in the business of researching, developing, manufacturing, commercializing drugs and diagnostics and systems and technologies for use in the field of pharmaceutical drug discovery, biotechnology, materials discovery and molecular diagnostics (the “Business”).

B.           The Company and the Executive desire to enter into this amendment to his existing Employment Agreement effective as of July 1, 2010 to reflect the terms and conditions on which the Company employs the Executive.

C.           The Board of Directors of the Company (the “Board'’) believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue his employment and to motivate the Executive to maximize the value of the Company in the event of a Change of Control for the benefit of all shareholders of the Company.

D.           The Board believes that it is important to provide the Executive with certain benefits upon Executive’s termination in certain instances or upon a Change in Control that provide the Executive with enhanced financial security and incentive and encouragement for the Executive to remain with the Company notwithstanding the possibility of a Change in Control and in return the Company receives the benefits set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and the Executive hereby agree as follows:

1.           Employment. The Company employs Executive and Executive accepts employment upon the terms and conditions of this Agreement.

2.           Term. Initially the term (the “Initial Term”) of this Agreement shall be from the Amendment Date through the first anniversary thereof and thereafter shall be renewed for one or more successive one year periods unless either party prior to such renewal date provides 90 days prior written notice that such Agreement will not renew. Following the occurrence of a Transition Event, the Initial Term of this Agreement shall be extended to the second anniversary thereof and thereafter shall be renewed for one or more successive two year periods unless either party prior to such renewal date provides 90 days prior written notice that such Agreement will not renew. As an at-will employee, subject to the terms and conditions hereof, the Company may terminate the Executive's employment at any time and for any reason or no reason. While employed by the Company, the terms and conditions of the Executive’s employment shall be governed by this Agreement. The period in which the Executive is employed shall be referred to herein as the “Term”. .

3.           Capacity. The Executive shall be employed as President and Chief Executive Officer of the Company. In such capacity, the Executive shall report to and be subject to the supervision of the Board of Directors of the Company. The Company shall employ the Executive on a full-time basis and the Executive shall devote his full time diligent professional efforts to the performance of his duties as President and Chief Executive Officer of the Company. The Executive's place of employment will be New York City. The Executive shall adhere to the business policies of the Company in the performance of his duties, including without limitation as set forth in the Employee Handbook and as the Company may otherwise or additionally establish.

4.           Compensation.

(a)          Base Salary. The Company will pay Executive in cash an annual salary equal to Two Hundred Fifty Thousand ($250,000.00) Dollars (“Annual Salary”) in semi-monthly increments of Ten Thousand Four Hundred Sixteen and 66/100 ($10,416.66) Dollars on the first and fifteenth days of each calendar month. Upon the consummation of a Transition Event, as defined below, the Annual Salary shall be increased to Two Hundred Sixty Two Thousand Five Hundred Dollars ($262,500) payable in semi-monthly increments of Ten Thousand Nine Hundred Thirty Seven and Fifty Cents ($10,937.50) on the fifteenth and last days of each calendar month. Payment for fractions of a month shall be prorated. A “Transition Event” is the first to occur of the following: I) consummation of the reverse merger and the receipt of at least $10 million under the PIPE outlined in the Letter of Intent dated May 7, 2014 with Montrose Capital Limited (the “Montrose Term Sheet”) or 2) receipt of at least $10 million in aggregate through collaboration or other funding transactions.

(b)          Compensation Adjustment. The Executive's annual base salary shall be reviewed annually by the Board or its designated committee (the “Compensation Committee” or “Committee”) and may be adjusted upward at the sole discretion of the Board or the Committee.

(c)          Executive and Other Bonus Plans. The Executive shall be entitled to participate in any other bonus plans at any time approved by the Board or the Compensation Committee in its sole discretion for Company executives in general. The Executive’s initial target incentive bonus percentage shall be up to 40% of the Executive’s then-current annual salary (“Target Bonus Percentage’’). While there are no guarantees that there will be a bonus plan in any particular year, or that any bonus plan will be funded at any particular level, the Executive shall participate in any such plan without discrimination. If a bonus plan is approved for a particular year, the Executive shall be entitled to participate in the bonus plan and shall receive a bonus under the bonus plan consistent with the terms of the bonus plan. The Board of Directors, or if applicable, the Compensation Committee, shall meet annually to set the Target Milestones for the purpose of assessing the achievement of any target incentive bonus, which bonus is at the sole discretion of the Board or such committee.

(d)          Benefits. The Executive shall have the benefits set forth on Exhibit A. The Executive shall be entitled to participate in any other benefits program approved by the Committee for Company executives in general and/or as set forth in the Employee Handbook as adopted by the Company from time to time. The Executive's participation in any benefit program shall be at the same level of employee/employer contribution as has been set for all participants in such plans, in accordance with applicable law.

(e)          Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in the furtherance of, and in connection with, the Business of the Company, including, without limitation, travel, board, lodging, telephone and postage, in accordance with the Company policies in effect from time to time. To obtain reimbursement, the Executive shall submit to the Company an itemized statement of such expenses together with copies of bills and receipts. Notwithstanding the foregoing, the Company may require additional documentation and/or explanations in order to reimburse the Executive.

(f)          Stock and Option Grants.

(i)          Effective as of the Transition Event, the Company or the parent company following the Reverse Merger (the “Parent Company”), as applicable, will grant Executive an incentive stock options to purchase 100,000 shares of the Company's or the Parent Company, applicable, common stock, $0.0001 par value per share (the “New Option A”) with an exercise price equal to the fair market value of the common stock of the Company or the Parent Company, applicable, as determined by the applicable Board of Directors at the date of the grant, which shall vest over four years in equal monthly increments.

(ii)         Effective as of the Transition Event, the Company or the Parent Company, applicable, will grant Executive an incentive stock options to purchase 200,000 shares of the Company’s or the Parent Company, applicable, common stock, $0.0001 par value per share (the “New Option B;” together with New Option A, the “New Options”) with an exercise price equal to the fair market value of the common stock of the Company or the Parent Company, applicable, as determined by the applicable Board of Directors at the date of the grant, vesting upon the earlier of (1) upon the price of the Company’s or the Parent Company, applicable, common stock being above $3, $4, $5, $6, $7, $8, $9 and $10 per share (each a “Price Based Vesting Milestone”) on a volume-weighted daily basis (adjusted for any stock-splits, recapitalizations or dividends) for at least 60 trading days following the earlier to occur of the Transition Event or the filing of the first registration statement with the Securities and Exchange Commission for registering common stock of the Company or the Parent Company, applicable, or for at least 30 trading days following the effective date of the first registration statement (“Measuring Period”) with such vesting to occur evenly across all stock prices provided that if a higher Price Based Vesting Milestone is maintained for the Measuring Period, then the lower Priced Based Vesting Milestones shall also be deemed to have been achieved; or (2) entering into one or more collaborations or joint ventures with third party biotechnology, pharmaceutical or other companies in the life sciences or healthcare industry sector under which the Company or the Parent Company, applicable, would receive gross proceeds of at least $20 million, with twenty five percent (25%) of the shares covered by New Option B vesting upon each receipt by the Company or the Parent Company, applicable, of $5 million increments of gross proceeds to the Company (“Collaboration Proceeds”). The above vesting is additive not exclusionary and is based on the original amount of the grant, of New Option B without reduction for earlier vesting, meaning that, for example, if the Company or the Parent Company, applicable, achieves the Price Based Vesting Milestone for the Measuring Period and then the Company or the Parent Company, applicable, receives $5 million in Collaboration Proceeds, the Executive would be entitled to vest on 25,000 shares or 12.5% of the original grant amount of New Option B plus 50,000 shares or 25% of the original grant amount of New Option B.

(iii)        Stock Grant. The Company has granted Executive 393,750 shares of the Company’s common stock, $0.0001 par value per share (the “Restricted Stock”),. The Restricted Stock vests as follows:

(a)          28.58 percent of the Restricted Stock will vest during the period commencing with the Effective Date and ending on the first anniversary of the Effective Date, with vesting of such portion of the Restricted Stock on a quarterly basis (October 1, 2010; and January 1, April 1 and July 1, 2011) of the Effective Date;

(b)          51.42 percent of the Restricted Stock will vest over the three year period following the first anniversary of the Effective Date, with vesting to occur on a monthly basis on the last day of each month (1/36th per month) during such three-year period; and.

(c)          20 percent of the Restricted Stock will vest over the period commencing on the Full-Time Transition Date and ending on the fourth anniversary of the Effective Date, with vesting to occur monthly in equal amounts with the first vesting date to be on the last day of the first month during the month in which the Full Time Transition Date occurs and the last vesting date to be the fourth anniversary of the Effective Date.

(iv)        As of October 26, 2012, the Company issued to Executive 324,000 shares of restricted stock pursuant to a Restricted Stock Agreement as of such date (the “October Shares”) and the terms of the Restricted Stock Agreement with respect to such October Shares are hereby amended to vest in accordance with the terms of this Employment Agreement.

(v)         Option on Series B. Company shall issue to Executive an option grant to purchase 58,823 shares of Series B Convertible Preferred Stock exercisable at $2,125 per share, respectively, which options will vest over six months in semi-monthly increments on the fifteenth and last day of each calendar month commencing on April 15, 2014; provided that all such options that have not vested as of Transition Date shall vest in their entirety on the Transition Date.

5            Disclosure of information.

(a)          “Confidential Information” means any and all information of the Company that is not generally available to the public. Confidential Information also includes any information received by the Company from any person with any understanding, express or implied, that it will not be disclosed and further includes the list of the Company's partners as it may exist from time to time (and any part thereof) and any other information developed on behalf of the Company by Executive previously or hereafter, which information Executive agrees are valuable, special, and unique assets of the Company's business.

(b)          Executive will not, during or after the term of his employment, disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, except as required by applicable law or for the proper performance of Executive’s regular duties and responsibilities for the Company.

(c)          In the event of a breach or threatened breach by Executive of the provisions of this Section 5, the Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, any Confidential Information or from rendering any services to any person, firm, corporation, association, or other entity to whom any such information or any such list, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach, or threatened breach, including the recovery of damages from Executive.

6.           Developments.

(a)          Executive will make full and prompt disclosure to the Company of all inventions, original works or authorship, improvements, modifications, discoveries, creations, methods, processes and developments which are within the scope of the Company's actual or reasonably anticipated business and which are made or conceived by Executive alone or together with others during the term of his employment, whether or not such developments are patentable or protected as confidential information, whether or not such developments are in process or reduced to practice, whether or not such developments are made or conceived during normal working hours or on or off the premises of the Company (all of which are hereinafter collectively termed “Developments”), and whether or not such Developments are assignable to the Company under the provisions of Section 6(b) below.

(b)          Executive agrees to assign and hereby assigns to the Company all title, interests and rights, including, without limitation, intellectual property rights, in and to any and all Developments, and agrees to assign and hereby assigns to the Company any and all patents and patent applications arising from such Developments, and agrees to execute and deliver such assignments, patents and patent applications and other documents (including, without limitation, powers of attorney) as the Company may direct, and agrees to cooperate fully with the Company during the Term, to enable the Company to secure and maintain rights in said Developments in any and all countries. In the event that any of such Developments are by operation of applicable state law excluded from this assignment, Executive agrees that the Company shall have a non-exclusive, fully paid license to use for all purposes any such Developments not assigned to the Company under this Section 6. Executive understands and agrees that the Company shall determine, in its sole and absolute discretion, whether an application for patent, copyright, mask work registration, or for any other intellectual property right shall be filed on any Development which is assigned to the Company under this Agreement, and whether such application shall be prosecuted or abandoned prior to issuance or registration.

(c)          If the Company is unable to procure Executive's signature, within thirty (30) days following delivery of written request therefor, on any document reasonably necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark or other right or protection relating to any Development, whether by reason of Executive’s mental or physical incapacity, Executive’s unavailability, or any other cause whatsoever, then Executive agrees and hereby irrevocably appoints the Company and each of its duly authorized officers as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections, with the same force and effect as if executed and delivered by Executive.

(d)          Executive acknowledges that all works of authorship and all mask works that fall within the scope of his employment are owned by the Company and are works made for hire. Accordingly, Executive agrees to assign and hereby assigns to the Company any and all copyrights and mask work registration rights, and all other mask work rights in all material prepared by him during the Term related to the business of the Company or using the Company’s facilities, confidential information or intellectual property.

7.          Non-Competition.

(a)          Definitions. Certain capitalized terms used in this Section 10 shall have the following meanings

“Competing Organization” means any person or organization, including the Executive, engaged in, or that anticipates becoming engaged in, researching, acquiring, producing, distributing, providing investigating, developing, manufacturing, marketing, supervising, licensing or commercializing a Competing Product or Service anywhere in the world.

“Competing Product or Service” means any product, process, or service of any person or organization other than the Company or any of its subsidiaries, in existence or under development, (i) which is identical to, substantially the same as, in competition with, or an adequate substitute for any product, process, or service of the Company or any of its subsidiaries, in existence or under development, or about which the Executive acquires Confidential Information, and (ii) which is (or could reasonably be anticipated to be) marketed or distributed or is under development to be marketed or distributed, as to compete with such product, process or service of the Company or any of its subsidiaries.

(b)          Employment with a Competing Organization. Notwithstanding the provisions of this Section 7, the Company agrees to permit the Executive to accept employment with a Competing Organization after termination of the Executive's employment with the Company, provided that the Executive's duties with that Competing Organization during the one (1) year period after termination of the Executive's employment with the Company (the “Post Employment Non Compete Period”), either directly or indirectly, do not relate to any Competing Product or Service, and provided that the Executive shall have delivered to the Company a written statement, confirmed in writing by the Executive's prospective employer, describing the Executive's duties and stating that all such duties will be wholly unrelated, either directly or indirectly, to any Competing Product or Service and the Executive will not be required or asked to disclose any Confidential Information of the Company in the course of the performance of his duties. The term “wholly unrelated” shall mean among other things that the Executive will not work in, consult with, cooperate with or provide information to any person, department or business segment of the Competing Organization which is researching, acquiring, producing, distributing, providing, investigating, developing, manufacturing, marketing, supervising, licensing or commercializing any Competing Product or Service.

(c)          Stipulations. As a material inducement to the Company's willingness to employ the Executive, and in order to protect the Company's Confidential Information and good will, the Executive agrees to the following stipulations:

(i)	During the Term and the Post Employment Non-Compete Period with the Company, the Executive will not, directly or indirectly, solicit or divert business from any of the customers or accounts of the Company.

(ii)	During the Term and the Post Employment Non-Compete Period after the Executive's termination of employment with the Company, the Executive will not render services, directly or indirectly, as an employee, consultant, director, advisor or otherwise, to any Competing Organization.

(iii)	During the Term and the Post Employment Non-Compete Period, the Executive will not solicit any of the Company's employees or consultants to leave the employ of the Company or hire or cause to be hired any person who was during or for twelve months after the termination of Executive's employment by the Company an employee or consultant of the Company.

8.           Return of Information. Upon termination of his employment or at any time upon the request of the Company, the Executive agrees to deliver to the Company all records, lab books, drawings, notebooks, notes, reports, correspondence, documents, computer disks and tapes and other data in any and all forms (without retaining copies) which pertain to the Company's confidential information (whether prepared by the Executive or others) or Developments, and also to return to the Company any equipment, tools, computers or other devices owned by the Company and in his possession. The Executive agrees that the above documents, data and devices are the exclusive property of the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.

9.           No Conflicts. The Executive hereby represents that he has no present obligation to assign to any former employer, or any other person, corporation or firm (other than the Company), any Developments covered by Section 6. The Executive is not subject to any agreement, restriction, right or interest in anyone limiting in any way the scope of this Agreement or his employment by the Company or in any way inconsistent herewith. The Executive will not disclose to the Company, or induce the Company to use, any confidential information of other persons, corporations, or firms including his present or former employers (if any)

10.         Termination.

(a)          Termination for Cause. The Company may terminate the Executive's employment for “Cause” (as hereinafter defined) after seven (7) days' prior written notice to the Executive setting forth in reasonable detail the nature of such cause if during such period the Executive shall not have cured the basis therefore (unless such event is not curable, in which case, dismissal may be immediate, in the Company’s sole discretion. For the purposes hereof, “Cause” shall be determined by the Board of the Company acting in good faith and shall mean any of the following:

(i)	the conviction of the Executive by a court of competent jurisdiction of any felony involving dishonesty, breach of trust or misappropriation or the entering of a plea by the Executive of nolo contendre thereto;

(ii)	the commission by the Executive of an act of fraud upon, or breaching his duty of loyalty to, the Company or any of its subsidiaries;

(iii)	a conviction for willful violation of any law, rule or regulation governing the operation of the Company or any of its subsidiaries which is punishable by imprisonment for six (6) months or more;

(iv)	the substantial and continuing failure or refusal of the Employee, after seven (7) days’ written notice thereof, to perform his or her job duties and responsibilities which failure or refusal is committed in bad faith (other than failure or refusal resulting from incapacity due to physical disability or mental illness);

(v)	a breach by the Executive of this Agreement, which breach continues for more than seven (7) days after written notice has been given to the Executive, such notice setting forth in reasonable detail the nature of such breach; or

(vi)	the deliberate and willful disregard of the written rules or policies of the Company, which result in a material and substantial loss, damage or injury to the Company.

(b)          Termination without Cause. Notwithstanding anything to the contrary,

(i)          the Company may terminate this Agreement without Cause immediately upon notice to Executive; and

(ii)         the Executive may terminate this Agreement without Cause upon thirty (30) days’ notice to Company.

(c)          Termination for Death or Disability. The Executive's employment hereunder shall terminate upon his death or disability (as hereinafter defined). For purposes of this Agreement only, the Executive shall be deemed disabled if in the opinion of the Board or the Compensation Committee, determined in good faith relying specifically on the opinion of a qualified regionally recognized medical doctor (to be chosen, in its sole discretion, by the Board or the Compensation Committee) specializing in such alleged disability, the Executive is unable to substantially perform services hereunder due to illness, injury, accident or condition of either a physical disability or mental illness for greater than one hundred eighty (180) days in the aggregate in any twelve (12) month period. The Company may purchase disability insurance with a carrier of its choice to cover Executive who shall cooperate with the Company to secure this policy.

(d)          Resignation by the Executive for Good Reason. The Executive may terminate his or her employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i)	a reduction in the Executive’s then-current annual base salary or a target bonus percentage; or

(ii)	any failure to offer to the Executive at least the same level of benefits offered to similarly situated employees; or

(iii)	a significant diminution in the Executive’s managerial authority, duties and responsibilities following a Change of Control of the Company; or

(iv)	the relocation of the Executive’s primary business location to a location that is outside of the New York metropolitan area; or

(v)	the failure to pay the Executive any portion of his or her current base salary, bonus or benefits within twenty (20) days of the date such compensation is due, based upon the payment terms currently in effect, unless such payment is prohibited by law, regulation or rule; or

(vi)	the failure of the Company to obtain a reasonably satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement.

provided that any of the events described in clauses (i), (ii), (iii), (iv), (v) or (vi) of this Section 10(d) shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following its occurrence, unless the Executive has given the Company written notice thereof prior to such date.

(e)          Termination Upon Change in Control. The Executive's employment hereunder shall terminate upon the occurrence of a Change in Control.

(f)          Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if any of the following conditions have occurred:

(1)   the merger or consolidation of the Company with another entity, where, immediately after the merger or consolidation:

(i)  the Company's stockholders immediately prior to the merger or consolidation beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Act”)), directly or indirectly, less than fifty percent (50%) of the of the voting shares of the surviving entity in the consolidation or merger (or of its ultimate parent corporation, if any) (provided however that the consummation of the Transactions set forth in the Montrose Letter of Intent shall not be deemed to be a Change of Control); or

(ii)  persons who constitute the Company’s Board of Directors prior to the merger or consolidation cease to constitute at least a majority of the Board of Directors of the surviving entity in the consolidation or merger (or of its ultimate parent corporation, if any);

(2)  the sale, lease or other transfer of all or substantially all of the Company's assets or the exclusive license of all or substantially all of its patents, provisional patent applications and patent applications for substantially all uses, to a third party where, immediately after the transaction. :

(3)  any “Person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company’s Board of Directors (in such case other than as a result of an acquisition of securities directly from the Company).

11.         Payments Upon Termination.

(a)          Termination by Company without Cause or Resignation for Good Reason. Upon termination without Cause of the Executive by the Company or should the Executive resign for Good Reason where a Change of Control has not occurred, the Executive shall be entitled to the following provided the Executive executes the Company’s standard form Termination and Release Agreement:

(i)	the Company will pay the Executive the Base Salary at the applicable rate specified in Section 4(a). herein, for a period of twelve (12) months following the date of the notice of termination (or, if prior to two years following the Transition Date, a period equal to the greater of one year or the remaining time until two years from the Transition Date) (the “Severance Period”) provided, that the Executive continues to comply with and not breach the terms of this Agreement and the Termination and Release Agreement and in the event of such noncompliance or breach, all severance payments shall immediately be terminated;

(ii)	All earned and declared but unpaid bonuses which are due and payable shall be immediately payable, including without limitation a pro rata portion of the current years' potential bonus calculated based on the then-current Target Bonus Percentage, but no less than 40%, payable in a lump sum, based on the number of days in any given year that the Executive was employed through the date of termination (the “Termination Date”), based on achievement of then-current Target Milestones through the Termination Date as determined in good faith by the Compensation Committee or Board of Directors, as applicable;

(iii)	The Company shall maintain in effect during the Severance Period, at its sole expense, all group insurance (including life, health, accident and disability insurance) and, to the extent permitted by applicable law, all other employee benefit plans, programs or arrangements in which the Executive was participating at any time during the six (6) month period preceding such termination provided that this obligation shall terminate as of the date when then the Company is no longer required to make severance payments under Section 10(a)(i). During the Severance Period if the Company is unable to maintain the health insurance plan in which the Executive was participating or provide the Executive coverage under the health insurance plan because the Executive is ineligible for coverage under the terms thereof, the Executive shall be eligible to receive continued group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (COBRA), with the cost of the regular premium for such benefits shared in the same relative proportion by the Executive and the Company as in effect on the Termination Date. In all cases, provision of benefits hereunder shall continue only so long as the Executive continues to comply with and not breach the terms of this Agreement and the Termination and Release Agreement and in the event of such noncompliance or breach, all benefits (except as required by law) shall immediately be terminated. In addition, should the Executive be eligible for similar insurance or other employee benefits from a new employer during the Severance Period, the Company shall no longer be required to fund the cost of such premiums or benefits, as applicable;

(iv)	All non-vested stock options and restricted stock in the Company held by the Executive or in a trust established by the Executive for the benefit of his spouse, children or heirs shall continue to vest during the Severance Period pursuant to the vesting schedule set forth in this Agreement, with all remaining unvested options and shares of restricted stock vesting and become exercisable or non-forfeitable on the expiration of the Severance Period provided however if the Executive breaches the terms of this Agreement during the Post Employment Non-Compete Period all unvested shares of the options and restricted stock as of the date of notice by the Company such breach (subject to any cure periods) shall be immediately cancelled and forfeited; further provided that the Executive’s period for exercising the options shall be extended to five years following the expiration of the Severance Period to exercise any vested stock options;

(v)	if there occurs a Change of Control of the Company during the Severance Period, then notwithstanding the foregoing all non-vested shares of restricted stock and stock options granted to the Executive shall immediately accelerate and become exercisable or non-forfeitable.

(vi)	The Company shall pay to the Executive on the Termination Date accrued but unused vacation for the year.

(b)          Termination following a Change of Control of the Company. Upon termination or resignation for Good Reason of the Executive where a Change of Control has occurred, the Executive shall be entitled to the following provided the Executive executes the Company’s standard form Termination and Release Agreement:

(i)	the Company will immediately pay the Executive a lump sum equal to one years’ Base Salary;

(ii)	All bonuses which are due and payable shall be immediately payable including without limitation, the full amount of the then-Target Incentive Bonus (that is 40% of his Base Salary) as if the then-current Target Milestones were achieved for the applicable year;

(iii)	The Company shall maintain in effect during the Severance Period, at its sole expense, all group insurance (including life, health, accident and disability insurance) and, to the extent permitted by applicable law, all other employee benefit plans, programs or arrangements in which the Executive was participating at any time during the six (6) month period preceding such termination provided that this obligation shall terminate as of the date when then the Company is no longer required to make severance payments under Section 10(a)(i). During the Severance Period if the Company is unable to maintain the health insurance plan in which the Executive was participating or provide the Executive coverage under the health insurance plan because the Executive is ineligible for coverage under the terms thereof, the Executive shall be eligible to receive continued group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (COBRA), with the cost of the regular premium for such benefits shared in the same relative proportion by the Executive and the Company as in effect on the Termination Date. In all cases, provision of benefits hereunder shall continue only so long as the Executive continues to comply with and not breach the terms of this Agreement and the Termination and Release Agreement and in the event of such noncompliance or breach, all benefits (except as required by law) shall immediately be terminated;

(iv)	All non-vested stock options or restricted stock in the Company held by the Executive or in a trust established by the Executive for the benefit of his spouse, children or heirs shall vest immediately and become exercisable or non-forfeitable and shall be exchanged for cash or freely tradable stock of the acquiring company in a Change of Control; provided however that in the event that it is not possible for the stock options or restricted stock are not exchanged for cash or freely tradable stock of the acquiring company in a Change of Control, the Executive's period for exercising the options shall be extended to five years following the expiration of the date that such shares vested immediately to exercise any vested stock options;

(v)	The Company shall pay to the Executive on the Termination Date accrued but unused vacation for the year.

(c)          Termination for Cause. Death or Disability. In the event that the Executive is terminated for Cause, Death or Disability or the Executive resigns for any reason (other than Resignation for Good Reason), Executive shall be paid (i) any unpaid base salary through the date of termination plus any accrued vacation; (ii) any earned and declared but unpaid bonus for the most recently completed fiscal year; (iii) reimbursement of any unreimbursed expenses; (iv) benefits in accordance with the terms of the applicable plans and programs of the Company and (v) all unvested stock or options shall immediately terminate and be cancelled.

(d)          Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Executive’s Date of Termination, (ii) the Executive’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section.

(e)          Excess Parachute Payments. In the event that any payment or benefit received or to be received by Executive in connection with the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company or such person) (collectively “Parachute Payments”) would not be deductible (in whole or part) as a result of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), by the Company, an affiliate or other person making such payment or providing such benefit, the Company shall use its commercially reasonable efforts to obtain the requisite shareholder approval necessary to avoid the application of Section 280G of the Code if such exemption is available, recognizing that the Executive is under no obligation to subject any payments to such a vote. If after utilizing such efforts the Company is unable to obtain such approval, at Executive's election (a) the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible, or (b) Executive shall pay the excise tax payable pursuant to Section 4999 of the Code with respect to the excess Parachute Payment (as defined in Section 280G(b) of the Code).

(f)          Tax Treatment of Options. It is understood that continued vesting or extension of the period to exercise the options may disqualify the options from being treated as incentive stock options. Any obligation of the Company to provide Executive Severance Payments shall be conditioned upon Executive’s signing a general release of claims in the form provided by the Company; provided that no payment shall be required to be made unless and until Executive executes, delivers and does not revoke such release (all before the 30th calendar day after termination of employment) and that Severance Payment shall be made on the 31st day following such event. For purposes of payments under the Agreement that are subject to (and not exempt from) Section 409A that are payable upon the Executive’s “termination of employment,” such term shall instead mean “separation from service” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder. Executive is advised to seek personal tax advice with respect to any matter under this Agreement.

12.         Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail return receipt requested, or by federal express or similar courier service requiring a signed receipt, in the case of Executive, to his last residence known to the Company, and in the case of the Company, to its principal office or post office address of its President, in either case last known to Executive.

13.         Miscellaneous.

(a)          Indemnification. During the period of his employment hereunder, the Company agrees to indemnify the Executive in his capacity as an officer and Director of the Company and, to the extent applicable, each subsidiary of the Company, all to the maximum extent permitted under Section 145 of the Delaware General Corporation Law.

(b)          Waiver of breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Executive as the case may be.

(c)          Assignment. The parties acknowledge that the services to be rendered by Executive are unique and personal. Accordingly, neither party may assign any of the rights or delegate any of the duties or obligations under this Agreement without the consent of the party owed performance, except that this Agreement may be assigned to the surviving corporation in a Change of Control. Nevertheless, the respective rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of each party.

(d)          Entire agreement. This Agreement contains the entire understanding of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

(e)          Survival. Except as otherwise provided in this Agreement, the obligations of the Company and the Executive contained in Sections 5, 6, 7, 8, 11, 12 and 13 shall survive the termination of this Agreement.

(f)          Effect on Other Plans. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan. In the event that the Executive is party to an employment agreement with the Company providing for change in control payments or benefits, the Executive must elect to receive either the benefits payable under such other agreement or the benefits payable under this Agreement, but not both. The Executive shall make such an election in the event of a Change in Control.

(g)          Governing Law. This Agreement is governed by and shall be construed in accordance with the internal laws of the Commonwealth of Massachusetts. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process; and (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

(h)          Enforcement. In view of the substantial harm that will result from the breach by the Executive of any of the covenants contained in Sections 5, 6, 7 and 8, the parties agree that such covenants shall be enforced to the fullest extent permitted by law. Accordingly, if, in any judicial proceeding, a court shall determine that such covenants are unenforceable because they cover too extensive a geographic area or survive for too long a period of time, or for any other reason, then the parties intend that such covenants shall be deemed to cover such maximum geographic area and maximum period of time and shall otherwise be deemed to be limited in such manner as will permit enforceability by such court. If any term or provision of this Agreement or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application to other persons and circumstances shall not be affected thereby and each term and provision hereof shall be enforced to the fullest extent permitted by law.

(i)          Remedies. Executive agrees that his breach of any of the provisions of Sections 5, 6, 7 and 8 above will cause irreparable damage to the Company and that the recovery by the Company of money damages will not alone constitute an adequate remedy for such breach. Accordingly, the Executive agrees that such provisions may be specifically enforced against it or him, in addition to any other rights or remedies available to the Company on account of any such breach, and the Executive hereby waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach and agrees that injunctive or other equitable relief will not constitute any hardship upon the Executive.

(j)          In the event of the consummation of the Reverse Merger, this Agreement shall be assumed by the Parent Company and the references hereunder, where applicable, shall refer to the Parent Company.

[signature page on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ENUMERAL BIOMEDICAL CORP.

By:	/s/ John J. Rydzewski
John J. Rydzewski
Executive Chairman, duly authorized

EXECUTIVE

By:	/s/ Arthur H. Tinkelenberg
Arthur H. Tinkelenberg

EXHIBIT A

Executive shall be entitled to the following benefits on a most favored employee basis:

(a)          Participation in any group Company hospital, medical or similar plan; and to the extent that the Company does not provide health/medical and disability insurance coverage for its employees, the Company will reimburse Executive for the cost of the Executive obtaining such health/medical and disability insurance coverage;

(b)          Participation in any Company disability and/or life insurance program;

(c)          Participation in the Company's 401k or other pension plan, if any; and

(d)          U.S. national and local state holidays and four (4) weeks paid vacation per year, which vacation days shall not carried over from year to year.

Assignment and Assumption

This Assignment and Assumption Agreement (this “Assignment”) is entered into among Enumeral Biomedical Holdings, Inc. (formerly known as Cerulean Group, Inc.), a Delaware Corporation, (“Parent”), Enumeral Biomedical Corp., a wholly owned Delaware subsidiary of Parent (“Subsidiary”) and Arthur H. Tinkelenberg (“Executive”), as of July 31, 2014. Reference is made to the Amended and Restated Employment Agreement (the “Agreement”), dated as of July 21, 2014, between Subsidiary and the Executive. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

Intending to be legally bound, the parties hereto agree as follows:

1.	Subsidiary hereby assigns to Parent and Parent assumes from Subsidiary all rights and obligations of Subsidiary under the Agreement. From and after the date hereof, Parent shall be bound by all of the obligations and entitled to all of the benefits of Subsidiary under the Agreement.

2.	Executive consents to the assignment and assumption set forth in Paragraph 1 hereof, and agree to look solely to Parent for satisfaction of the Subsidiary’s obligations under the Agreement.

3.	Except as expressly modified hereby, the Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEROF, the parties have executed this Assignment as of the date written above.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:	/s/ Olesya Didenko
Name:	Olesya Didenko
Title:	Chief Executive Officer

ENUMERAL BIOMEDICAL CORP.

By:	/s/ Arthur H. Tinkelenberg
Name:	Arthur H. Tinkelenberg
Title:	Chief Executive Officer

/s/ Arthur H. Tinkelenberg
Arthur H. Tinkelenberg